Exhibit 99.1

Contact:	Valerie Evans
Corporate Services
(972) 420-8339

HORIZON HEALTH ANNOUNCES LETTER OF INTENT

REGARDING RIVER PARK HOSPITAL

LEWISVILLE, Texas (April 18, 2005) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that it has entered into a letter of intent to acquire substantially all the assets of River Park Hospital and the stock of an affiliated management company located in Huntington, West Virginia. The hospital is a 165-bed behavioral health facility offering programs for adults, adolescents, children and families. For the fiscal year ended December 31, 2004, River Park Hospital had consolidated net revenues of approximately $18.6 million and for the two months ended February 28, 2005, consolidated net revenues of approximately $3.3 million.

The consummation of the transaction is subject to a number of contingencies including the negotiation of definitive agreements between the parties. In addition, the transaction is subject to receipt of government approvals including certificate of need approval. Accordingly, completion of the transaction is subject to a number of conditions and there can be no assurance that all such conditions will be satisfied. It is the customary policy of Horizon to announce transactions when the definitive agreement is executed. The Company is not following its customary policy in this instance due to the public notice required for the certificate of need application, which is filed based on the letter of intent.

Horizon Health Corporation is a leading contract manager of clinical services for acute care hospitals and employers and an owner of behavioral health care facilities.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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